United States securities and exchange commission logo





                      May 11, 2022

       David Bryant
       Chief Financial Officer
       ACRES Commercial Realty Corp.
       390 RXR Plaza
       Uniondale, NY 11556

                                                        Re: ACRES Commercial
Realty Corp.
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed March 9, 2022
                                                            File No. 001-32733

       Dear Mr. Bryant:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction